UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2026

TECHPRECISION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive

Westminster, MA 01473

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2026 (the “Closing Date”), TechPrecision Corporation (the “Company”), together, jointly and severally, with its wholly owned direct and indirect subsidiaries Ranor, Inc. (“Ranor”) and STADCO, a California corporation (“Stadco,” collectively with the Company and Ranor, the “Borrowers”), entered into a financing agreement (the “Credit Agreement”) with Rosenthal & Rosenthal, Inc. (the “Lender”).

Pursuant to the Credit Agreement, the Lender made available to the Borrowers: (i) a revolving secured line of credit (the “Revolving Facility”) in an aggregate principal amount of up to $5,000,000 (the “Maximum Revolving Credit”), subject to a borrowing base, (ii) a term loan in the aggregate principal amount of $1,500,000 (the “Three-Year Term Loan”) and (iii) a term loan in the aggregate principal amount of $3,500,000 (the “Five-Year Term Loan,” and together with the Three-Year Term Loan and the Revolving Facility, the “Credit Facility”). The Three-Year Term Loan and the Five-Year Term Loan were each funded in full on the Closing Date. Advances under the Revolving Facility are made by the Lender in its permitted discretion (as defined in the Credit Agreement) and are not available while an Event of Default (as defined in the Credit Agreement) is continuing. The Company used proceeds from the Credit Facility to pay off all of the outstanding obligations under that certain Amended and Restated Loan Agreement, dated as of August 25, 2021 (as amended, the “Prior Loan Agreement”), by and among the Borrowers, Stadco New Acquisition, LLC, Westminster Credit Holdings, LLC, and Beacon Bank & Trust, successor by merger to Berkshire Bank (“Beacon”), including the promissory notes held by Beacon, and to pay fees and expenses related to the Credit Facility. Additional advances under the Credit Facility may be used for general operating, working capital and other corporate purposes.

The initial term of the Credit Agreement expires on November 30, 2029 (the “Renewal Date”), and the Credit Agreement automatically renews from year to year thereafter unless sooner terminated. The Borrowers may terminate the Credit Agreement on the Renewal Date or on any anniversary of the Renewal Date upon not less than 60 days’ prior written notice. Any other termination of the Credit Agreement by the Borrowers prior to the end of its then-current term requires the Lender’s consent and may be conditioned on the payment of additional amounts as set forth in the Credit Agreement. The Lender may terminate the Credit Agreement at any time upon not less than 120 days’ prior written notice, and at any time while an Event of Default is continuing. If the Credit Agreement is terminated prior to the end of its then-current term (other than by the Lender in the absence of a continuing Event of Default), the Borrowers are required to pay an early termination fee equal to 2.0% of the Maximum Revolving Credit if such termination occurs prior to the first anniversary of the Closing Date, 1.0% of the Maximum Revolving Credit if such termination occurs on or after the first anniversary but prior to the second anniversary of the Closing Date, and 0.5% of the Maximum Revolving Credit if such termination occurs on or after the second anniversary of the Closing Date. Upon any termination of the Credit Agreement, all outstanding obligations under the Credit Facility, including the Three-Year Term Loan and the Five-Year Term Loan, become due and payable.

As part of the agreement, the Borrowers paid closing costs of approximately $0.6 million, including legal, accounting, facility, and broker fees, which will be amortized over the duration of the Credit Facility. Additionally, in connection with the closing, the Company issued 25,000 shares of its common stock as part of its compensation to the broker that introduced the Company to the Lender, in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Advances under the Revolving Facility are subject to a borrowing base equal to the sum of (i) up to 85% of the net amount of eligible accounts receivable (which excludes, among other things, receivables unpaid more than 120 days after the invoice date) (the “Receivables Availability”) and (ii) the lesser of (a) up to 40% of the net amount of eligible work-in-progress contracts (the “WIP Contracts Availability”) and (b) $1,500,000. Advances under the Revolving Facility bear interest at a variable rate equal to (i) 0.75% above the JPMorgan Chase Bank N.A. prime rate (the “Prime Rate”) for average daily balances that do not exceed the Receivables Availability or the Maximum Revolving Credit; (ii) 1.25% above the Prime Rate for average daily balances that exceed the Receivables Availability but do not exceed the WIP Contracts Availability or the Maximum Revolving Credit; and (iii) 4.25% above the Prime Rate for average daily balances that exceed the sum of the Receivables Availability and the WIP Contracts Availability, or that exceed the Maximum Revolving Credit. The Prime Rate floor for all borrowings under the Credit Facility is 4.00% per annum. Interest is payable monthly. While an Event of Default is continuing, obligations under the Credit Agreement bear interest at a default rate equal to the Prime Rate plus 7.25% per annum.

The Three-Year Term Loan is to be repaid in monthly principal installments of $41,666.66 plus interest, commencing December 1, 2026, with the balance due on the earlier of (a) November 1, 2029 or (b) the date of termination of the Credit Agreement. The Five-Year Term Loan is to be repaid in monthly principal installments of $58,333.33 plus interest, commencing December 1, 2026, with the balance due on the earlier of (a) November 1, 2031 or (b) the date of termination of the Credit Agreement. The Borrowers may prepay each of the Three-Year Term Loan and the Five-Year Term Loan at any time without premium or penalty other than, if applicable, the early termination fee described above. Outstanding amounts under each of the Three-Year Term Loan and the Five-Year Term Loan bear interest at a rate of 2.00% above the Prime Rate, increasing to 5.00% above the Prime Rate after maturity.

The Credit Facility is secured by a security interest in substantially all personal property of the Borrowers, including deposit accounts, accounts receivable, inventory, equipment, machinery, intellectual property, work-in-progress contracts and general intangibles, subject to permitted liens and customary exclusions, and by a first mortgage on Ranor’s Westminster, Massachusetts facility, securing a maximum principal amount of $8,500,000, granted pursuant to that certain Mortgage, Security Agreement and Financing Statement (the “Mortgage Agreement”) dated as of November 3, 2026 by Ranor in favor of the Lender.

The Credit Agreement contains customary representations, warranties and covenants, including covenants that restrict the incurrence of indebtedness, liens, investments and certain payments, including dividends and distributions on the Company’s equity in excess of $250,000 in any fiscal year, and prohibit them entirely while a default or Event of Default exists. The Borrowers are required to provide annual fiscal year-end financial statements prepared on an audited basis and to maintain a minimum quarterly tangible net worth of not less than $5,500,000. The Revolving Facility, the Three-Year Term Loan and the Five-Year Term Loan may each be accelerated upon the occurrence of an Event of Default. The Credit Agreement contains customary Events of Default, as well as Events of Default triggered by, among other things, (i) a change of control of the Company, (ii) a default under any lease of premises leased by a Borrower continuing beyond the applicable notice and cure period, or the Lender’s receipt of notice from a landlord that a lease default has occurred or that a lease has been terminated, (iii) the commencement of a proceeding by a governmental authority against a Borrower or an affiliate under environmental laws, (iv) the Lender, in its permitted discretion, considering the obligations insecure and the Borrowers failing on demand to furnish additional collateral or make payment satisfactory to the Lender, and (v) any of the officers of the Borrowers on the date of the Credit Agreement ceasing to serve as officers of the Borrowers without being replaced by officers reasonably acceptable to the Lender within 120 days. Subject to the lapse of any applicable cure period, a default under one or more of the Revolving Facility, the Three-Year Term Loan and/or the Five-Year Term Loan could cause the acceleration of all outstanding obligations under the Credit Facility.

Other than in respect of the Credit Agreement, the promissory notes for the Three-Year Term Loan and the Five-Year Term Loan, the Mortgage Agreement and the other related loan and security documents, there is no material relationship between the Borrowers, on the one hand, and the Lender, on the other hand.

The foregoing descriptions of the Credit Agreement, the promissory notes evidencing the Three-Year Term Loan and the Five-Year Term Loan and the Mortgage Agreement are qualified in their entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement and refinancing of the Company’s indebtedness under the new Credit Facility described in Item 1.01 above, on November 3, 2026, the Company and its subsidiaries terminated the Prior Loan Agreement, which was scheduled to mature on November 30, 2026. A description of the Prior Loan Agreement, as amended, is set forth under Item 1.01 of the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on August 30, 2021, December 30, 2022, June 3, 2024 and October 28, 2026 and is incorporated by reference into this Item 1.02. All outstanding obligations under the Prior Loan Agreement, including promissory notes held by Beacon, were repaid in full with proceeds from the Credit Facility, and the liens and security interests securing the Prior Loan Agreement in favor of Beacon were released or terminated. The Company incurred no material early termination penalties in connection with the termination of the Prior Loan Agreement.

Other than in respect of the Prior Loan Agreement, the promissory notes made thereunder, the related security and guaranty documents and the previously disclosed past borrowing relationship, there is no material relationship between the Borrowers and the other affiliates of the Company party to the Prior Loan Agreement, on the one hand, and Beacon, on the other hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information presented above under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 9, 2026, the Company issued a press release regarding entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information presented in Item 7.01 of this Current Report on Form 8-K and the accompanying press release attached hereto as Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1*	Financing Agreement, dated as of November 3, 2026, by and among TechPrecision Corporation, Ranor, Inc., Stadco and Rosenthal & Rosenthal, Inc.
10.2	Promissory Note, dated November 3, 2026, in the original principal amount of $1,500,000, made by TechPrecision Corporation, Ranor, Inc. and Stadco in favor of Rosenthal & Rosenthal, Inc.
10.3	Promissory Note, dated November 3, 2026, in the original principal amount of $3,500,000, made by TechPrecision Corporation, Ranor, Inc. and Stadco in favor of Rosenthal & Rosenthal, Inc.
10.4*	Mortgage, Security Agreement and Financing Statement, dated as of November 3, 2026, by Ranor, Inc. in favor of Rosenthal & Rosenthal, Inc.
99.1	Press Release dated November 9, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

*Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments have been omitted and certain portions of the exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. A copy of any omitted schedule or attachment, and an unredacted copy of the exhibit, will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: November 9, 2026	By:	/s/ Phillip E. Podgorski
	Name:	Phillip E. Podgorski
	Title:	Chief Financial Officer